Exhibit 1

TARO PHARMACEUTICAL INDUSTRIES LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Haifa Bay, Israel
August 8, 2005

Notice is hereby given that the Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”) of Taro Pharmaceutical Industries Ltd. (the Company”) will be held on Thursday, September 8, 2005 at 8:00 a.m. (Israel time), at the offices of the Company, 14 Hakitor Street, Haifa Bay, Israel for the following purposes:

1.	To elect eight directors to the Board of Directors of the Company.

2.
To reappoint the Company’s independent registered public accounting firm and to authorize the Company’s Audit Committee to fix the remuneration of the Company’s independent registered public accounting firm in accordance with the volume and nature of their services.

3.
To amend the Company’s Articles of Association to reflect amendments to provisions of the Israel Companies Law - 1999, as amended (the "Companies Law") authorizing the Company to indemnify its officers and directors and those of its subsidiaries.

4.
To approve the indemnification of the officers and directors of the Company and those of its subsidiaries to the maximum extent permitted by law and the Company's amended Articles of Association, by authorizing and empowering the Company to enter into amended Exemption and Indemnification Agreements with its officers and directors.

5.
To receive the report of management and the Board of Directors on the business of the Company and to receive, consider and approve the Consolidated Financial Statements of the Company for the year ended December 31, 2004.

Shareholders of record at the close of business on Monday, August 1, 2005 are entitled to notice of and to vote at the Meeting. All shareholders are cordially invited to attend the Annual General Meeting in person.

Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to return it promptly in the pre-addressed envelope provided. No postage is required if mailed in the United States. You may also submit your proxy vote by telephone or via the internet by following the proxy voting instructions included with the enclosed materials. Shareholders who subsequently revoke their proxies may vote their shares in person.

By Order of the Board of Directors,

Barrie Levitt, M.D. Chairman of the Board of Directors

TARO PHARMACEUTICAL INDUSTRIES LTD.
14 Hakitor Street
Haifa Bay 26110, Israel

PROXY STATEMENT

This Proxy Statement is furnished to the holders of Ordinary Shares, nominal (par) value NIS 0.0001 each (the “Ordinary Shares”), of Taro Pharmaceutical Industries Ltd. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for use at the Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”), or any adjournment thereof, pursuant to the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held on Thursday, September 8, 2005 at 8:00 a.m. (Israel time) at the offices of the Company, 14 Hakitor Street, Haifa Bay, Israel.

It is proposed that, at the Meeting, the following Resolutions be adopted: (i) to elect eight directors to the Board of Directors of the Company; (ii) to reappoint the Company’s independent registered public accounting firm and to authorize the Company’s Audit Committee to fix their remuneration for the current fiscal year in accordance with the volume and nature of their services; (iii) to amend the Company’s Articles of Association to reflect amendments to provisions of the Israel Companies Law - 1999, as amended (the “Companies Law”), authorizing the Company to indemnify its officers and directors and those of its subsidiaries; (iv) to approve the indemnification of the current and future officers and directors of the Company and those of its subsidiaries to the maximum extent permitted by law and the Company's amended Articles of Association, by authorizing and empowering the Company to enter into amended Exemption and Indemnification Agreements with such officers and directors; and (v) to receive, consider and approve the Consolidated Financial Statements of the Company for the year ended December 31, 2004.

A form of proxy for use at the Meeting and a return envelope for the proxy are also enclosed. Proxy votes may also be submitted by telephone or via the internet by following the proxy voting instructions included with the enclosed materials. Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Meeting.

Unless otherwise indicated on the form of proxy, shares represented by any proxy in the enclosed form, if the proxy is properly executed and received by the Company prior to the Meeting, will be voted in favor of all the matters to be presented at the Meeting, as described above. The Board of Directors of the Company is soliciting proxies for use at the Meeting.

Only shareholders of record at the close of business on Monday, August 1, 2005 will be entitled to vote at the Annual General Meeting. Proxies are being mailed to shareholders on or about August 8, 2005 and will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, fax or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Ordinary Shares.

Proposal  1 — ELECTION OF DIRECTORS

At the Annual General Meeting, it is intended that proxies (other than those directing the proxy holders not to vote for the listed nominees) will be voted for the election, as directors of the Company, the eight nominees named below who shall hold office until the next Annual General Meeting, unless such director’s office is earlier vacated under any relevant provision of the Articles of Association of the Company.

The list of nominees is as follows:

1.  Heather Douglas
2.  Micha Friedman
3.  Eric Johnston
4.  Gad Keren
5.  Barrie Levitt
6.  Tal Levitt
7.  Daniel Moros
8.  Myron Strober

Pursuant to the Companies Law, the Company is required to have at least two directors who meet the independence criteria of the Companies Law (“Statutory Independent Directors”). The Company's Statutory Independent Directors are presently Ben Zion Hod and Haim Fainaro, who were elected by the shareholders in 2003 for three-year terms ending on July 31, 2006 and August 28, 2006, respectively. Therefore, following adoption of the Resolution set forth below, the Company’s Board of Directors will be comprised of a total of 10 directors.

The Board of Directors will present the following Resolution at the Annual General Meeting:

“RESOLVED, that Heather Douglas, Micha Friedman, Eric Johnston, Gad Keren, Barrie Levitt, Tal Levitt, Daniel Moros and Myron Strober be, and they hereby are, elected to serve as directors of the Company until the next Annual General Meeting of Shareholders.”

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this Resolution.

Proposal  2 — APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Kost Forer Gabbay & Kasierer, Certified Public Accountants (Israel), a member of Ernst & Young Global, has been nominated by the Company’s Audit Committee for reappointment as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

The Board of Directors will present the following Resolution at the Annual General Meeting:

“RESOLVED, that the Company’s independent registered public accounting firm, Kost Forer Gabbay & Kasierer, Certified Public Accountants (Israel), a member of Ernst & Young Global, be and it hereby is reappointed as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, and that the Audit Committee be, and it hereby is, authorized to fix the remuneration of said independent registered public accounting firm in accordance with the volume and nature of their services.”

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this Resolution.

Proposal 3 — AMENDMENT OF ARTICLES OF ASSOCIATION TO PROVIDE
FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS

On March 17, 2005, the Companies Law was amended to provide that a company is entitled to retroactively indemnify, and undertake to indemnify in advance, its officers and directors in respect of: (i) monetary liability incurred by an officer or director; (ii) reasonable legal expenses incurred or ordered by a court in certain proceedings brought against an officer or director or in a criminal prosecution ending in acquittal or conviction of an offense that does not require proof of criminal intent; (iii) reasonable legal expenses incurred by an officer or director as a result of an investigation or proceeding instituted by a competent authority that was terminated without the filing of an indictment and without the imposition of a financial obligation in lieu of criminal proceedings, or that imposes a financial obligation in lieu of criminal proceedings for a crime which does not require proof of criminal intent.

In order to allow for the indemnification of the Company's officers and directors in accordance with the amendment to the Companies Law, the Company is proposing to amend its Articles of Association by deleting Articles 170(b) and 170(c) of its Articles of Association in their entirety and substituting in lieu thereof the following new Articles 170(b) and 170(c) as set forth in the following Resolution.

The Board of Directors will present the following Resolution at the Meeting:

"RESOLVED, that Articles 170(b) and 170(c) of the Company's Articles of Association be deleted in their entirety and the following new Articles 170(b) and 170(c) be substituted in lieu thereof:

“170 (b) The Company may undertake, in advance, to indemnify an Officer with respect to any liability or expense set forth in Section 260 of the Companies Law, as amended from time to time, that may be imposed on such Officer due to any act performed by him in his capacity as an Officer.

"170 (c) The Company may retroactively indemnify an Officer with respect to any liability or expense set forth in Section 260 of the Companies Law, as amended from time to time, that may be imposed upon, or incurred by, such Officer due to an act performed by him in his capacity as an Officer.”

The affirmative vote of the holders of seventy-five percent of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of the Resolution approving the amendment of the Company's Articles of Association. Under the Companies Law, the approval of this Resolution requires that either: (i) the said seventy-five percent include at least one-third of the voting power of the disinterested shareholders who are present in person or by proxy and who vote on the Resolution, or (ii) the said seventy-five percent, provided that the total votes cast in opposition to the Resolution by the disinterested shareholders do not exceed one percent of the voting power of the Company.

Proposal  4 — APPROVAL OF AMENDMENTS TO EXEMPTION AND
INDEMNIFICATION AGREEMENTS FOR OFFICERS AND DIRECTORS

The Audit Committee and the Board of Directors have authorized the Company to enter into amended Exemption and Indemnification Agreements with the Company's current and future officers and directors and those of its subsidiaries. Under the provisions of these agreements, such officers and directors will be indemnified to the maximum extent permitted by the Companies Law and the Company’s Articles of Association, pursuant to the proposed amendment set forth in Proposal 3, above. The Company’s Audit Committee and Board of Directors will approve the final form of amended Exemption and Indemnification Agreement.

The Board of Directors will present the following Resolution at the Meeting:

"RESOLVED, to approve the indemnification of the officers and directors of the Company and those of its subsidiaries to the maximum extent permitted by the Companies Law, as amended from time to time, and the Company’s Articles of Association, as amended from time to time, by authorizing and empowering the Company to enter into amended Exemption and Indemnification Agreements with its current and future officers and directors and those of its subsidiaries."

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of the Resolution approving the indemnification of the current and future officers and directors of the Company and those of its subsidiaries and empowering the Company to enter into amended Exemption and Indemnification Agreements with its current and future officers and directors and those of its subsidiaries. Under the Companies Law, the approval of this Resolution requires that either: (i) the said majority include at least one-third of the voting power of the disinterested shareholders who are present in person or by proxy and voting on the Resolution, or (ii) the said majority, provided that the total votes cast in opposition to the Resolution by the disinterested shareholders do not exceed one percent of the voting power of the Company.

Proposal 5 — APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS
OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2004

At the Meeting, shareholders will have an opportunity to review, ask questions and comment on the report of management and the Board of Directors on the business of the Company for the year ended December 31, 2004 and to receive, consider and approve the Consolidated Financial Statements of the Company for the year ended December 31, 2004.

The Board of Directors will present the following Resolution at the Meeting:

"RESOLVED, that the Consolidated Financial Statements of the Company for the year ended December 31, 2004, be and the same hereby are, received, considered and approved."

The affirmative vote of the holders of a majority of the voting power of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this Resolution.

BY ORDER OF THE BOARD OF DIRECTORS,

Barrie Levitt, M.D. Chairman of the Board of Directors

Dated: August 8, 2005